Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-8, No. 333-119370 and 33-60845, of Wilshire Enterprises, Inc. of our report dated March 16, 2006, which includes an explanatory paragraph relating to the restatement of the Company’s 2004 consolidated financial statements, with respect to the 2005 and 2004 consolidated financial statements and schedule of Wilshire Enterprises, Inc. included in the Annual Report on Form 10-K for the year ended December 31, 2005.

/s/ J.H. Cohn LLP

Roseland, New Jersey
March 16, 2006